The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 17, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] Notes due June 30, 2014 Linked to the Performance of a Basket of Asian Currencies Relative to the U.S. Dollar Global Medium-Term Notes, Series A, No. F-179

Key Terms:	Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	June 27, 2011*

Issue Date:	June 30, 2011*

Basket Final Valuation Date:	June 25, 2014**

Maturity Date:	June 30, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	The Notes do not bear interest.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Chinese renminbi (the “USDCNY” currency exchange rate), (ii) the U.S. dollar and the Malaysian ringgit (the “USDMYR” currency exchange rate), and (iii) the U.S. dollar and the Korean won (the “USDKRW” currency exchange rate) (each, a “currency exchange rate” and a “basket component”, and each of the Chinese renminbi, Malaysian ringgit and Korean won, a “reference currency”). The currency exchange rates, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent with reference to the following:

(a)    where the currency exchange rate is “USDCNY”, the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen "SAEC" opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on the relevant date;

(b)    where the currency exchange rate is “USDMYR”, the Malaysian ringgit per U.S. dollar exchange rate which appears on Reuters screen “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on the relevant date; and

(c)    where the currency exchange rate is “USDKRW”, the Korean won per U.S. dollar exchange rate which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” at approximately 3:30 p.m., Seoul time, on the relevant date.

Participation Rate:	100%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Return multiplied by the Participation Rate. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × (Basket Return × Participation Rate)]

If the Basket Return is equal to or less than 0% and greater than -10%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Ending Level declines below the Basket Starting Level. Accordingly, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × Basket Return]

If the Basket Return is equal to or less than -10%, you will receive 90% of the principal amount of your Notes. Accordingly, your payment at maturity per $1,000 principal amount of Note would be $900.00.

Your principal is protected up to 90% only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Basket Return:	The performance of the reference asset from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the basket initial valuation date.

Basket Ending Level:

The Basket Ending Level will be calculated as follows:

100 × [1 + (USDCNY return × 1/3) + (USDMYR return × 1/3) + (USDKRW return × 1/3) ]

The returns set forth in the formula above (i.e., USDCNY return, USDMYR return and USDKRW return) reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the applicable currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Where,

Initial Rate = the Initial Rate for each basket component is [—] with respect to USDCNY, [—] with respect to USDMYR and [—] with respect to USDKRW, which, in each case is the currency exchange rate on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the basket final valuation date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KMD0 and US06738KMD09

**	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
*	Expected. In the event we make any change to the expected basket initial valuation date and Issue Date, the basket final valuation date and Maturity Date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this Preliminary Pricing Supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume the Initial Rates as stated below. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Basket Ending Level	Basket Return	Payment at Maturity	Total Return on the Notes
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$980.00	-2.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$900.00	-10.00%
40.00	-60.00%	$900.00	-10.00%
30.00	-70.00%	$900.00	-10.00%
20.00	-80.00%	$900.00	-10.00%
10.00	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

PPS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: In this case, the Chinese renminbi and the Malaysian ringgit strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Korean won weakens against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.4733	5.1786	1/3	20.00%
USDMYR	3.0445	2.8923	1/3	5.00%
USDKRW	1089.73	1198.70	1/3	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1+ (20% × 1/3) + (5% × 1/3) + (-10% × 1/3)] = 105

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

105 - 100	= 5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of 5.00% is greater than 0%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return × Participation Rate)] = $1,000 + [$1,000 × (5.00% × 100%)] = $1,050.00

Therefore, the payment at maturity is $1,050.00 per $1,000 principal amount Note, representing a 5.00% return on investment over the term of the Notes.

Example 2: In this case, the Chinese renminbi strengthens against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Malaysian ringgit and the Korean won weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

PPS–3

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.4733	5.1786	1/3	20.00%
USDMYR	3.0445	3.6534	1/3	-20.00%
USDKRW	1089.73	1155.11	1/3	-6.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1+ (20% × 1/3) + (-20% × 1/3) + (-6% × 1/3)] =98

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

98 - 100	= -2.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of -2.00% is equal to or less than 0% and greater than -10%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return] = $1,000 + [$1,000 × -2.00%] = $980.00

Therefore, the payment at maturity is $980.00 per $1,000 principal amount Note, representing a -2.00% return on investment over the term of the Notes.

Example 3: In this case, the Chinese renminbi, the Malaysian ringgit and the Korean won weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.4733	7.7680	1/3	-20.00%
USDMYR	3.0445	3.6534	1/3	-20.00%
USDKRW	1089.73	1144.22	1/3	-5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1+ (-20% × 1/3) + (-20% × 1/3) + (-5% × 1/3)] =85

PPS–4

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

85 - 100	= -15.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –15.00% is equal to or less than -10%, the investor will receive a payment at maturity per $1,000 principal amount Note of $900.00.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the currency exchange rates on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive at least 90% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including any feature of the Notes characterized as principal protected) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt instruments because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PPS–5

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference currencies. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes are only 90% principal protected. If the Basket Return is equal to or less than zero, you will receive a payment at maturity that is less than the principal amount of your Notes. This will be true even if some or all of the currency exchange rates decrease from the rates as of the basket initial valuation date at some time during the term of the Notes but later exceed those Initial Rates. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Notes Bearish on the U.S. dollar—The Basket Return will only be positive if, on average, the value of the U.S. dollar weakens relative to the reference currencies. If, on average, the U.S. dollar appreciates in value relative to the Chinese renminbi, Malaysian ringgit and Korean won over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Emerging Market Risks—An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in

PPS–6

emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies—The Notes are linked to the performance of the reference currencies relative to the U.S. dollar. The performance of the basket will be based on the appreciation or depreciation of the basket as a whole. Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude. The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

•

Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies. Additionally, the Basket Return is based on the Currency Performance of each of the reference currencies, which is in turn based on the formula set forth above. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•

The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Basket Final Valuation Date—The Basket Return will be based solely on the currency exchange rates comprising the basket as of the basket final valuation date relative to the respective Initial Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the basket final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the basket final valuation date, you will not benefit from the currency exchange rates at any time other than the basket final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand and supply for the basket components;

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDCNY, USDMYR and USDKRW currency exchange rates from January 1, 2003 through June 16, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On June 16, 2011, such closing spot exchange rates of USDCNY, USDMYR and USDKRW were 6.4733, 3.0445 and 1,089.73 respectively.

We obtained the information regarding the currency exchange rates of USDCNY, USDMYR and USDKRW below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of USDCNY, USDMYR and USDKRW should not be taken as an

PPS–7

indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on the basket final valuation date. We cannot give you assurance that the performance of the USDCNY, USDMYR and USDKRW currency exchange rates will result in a return of more than 90% of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–9